Exhibit 99.1

/ CORRECTION - Oak Valley Bancorp

OAKDALE, CA—(Marketwire - November 17, 2008) - In the news release, “Oak Valley Bancorp Reports 3rd Quarter Results,” issued Wednesday, October 22, 2008, by Oak Valley (OTCBB: OVLY), we are advised by the company that some of the figures in the second and third sentences of the first paragraph have changed as follows: “For the three months ending September 30, 2008, net income was $549,000, or $0.07 per diluted share; a 43.3% decrease from the $969,000 for the same period last year. For the nine month period ending September 30, 2008 net income was $1,878,000, compared to last year’s $2,974,000; a decrease of 36.9%” rather than “For the three months ending September 30, 2008, net income was $597,000, or $0.08 per diluted share; a 38.50% decrease from the $969,000 for the same period last year. For the nine month period ending September 30, 2008 net income was $1,926,000, compared to last year’s $2,974,000; a decrease of 35.2%.” Also, the final sentence of the fifth paragraph should read “The bank’s common equity has grown to $44.2 million and the bank remains well capitalized by regulatory standards” rather than “The bank’s common equity has grown to $44.1 million and the bank remains well capitalized by regulatory standards” as originally issued. The figures in the first columns of each financial table have been adjusted accordingly to reflect these changes. Complete corrected text follows.

Oak Valley Bancorp Reports 3rd Quarter Results

OAKDALE, CA — October 22, 2008 — Oak Valley Bancorp, the bank holding company for Oak Valley Community Bank, traded as OVLY on the bulletin board, (OTCBB: OVLY), recently reported third quarter results. For the three months ending September 30, 2008, net income was $549,000, or $0.07 per diluted share; a 43.3% decrease from the $969,000 for the same period last year. For the nine month period ending September 30, 2008 net income was $1,878,000, compared to last year’s $2,974,000; a decrease of 36.9%. Net interest income growth continues to be strong with the nine months ending September 30, 2008 increasing $1,068,000, or 7.57%, when compared to the same period in 2007. Increased loan loss provisions of $752,000 and OREO writedowns of $765,000 during the first nine months of 2008, compared to the same period in 2007, offset increases in net interest income.

Total assets grew to $490.1 million at September 30, 2008, an increase of $36.4 million, or 8.0%, over September 30, 2007. Gross loans increased by $30.8 million, to $416.7 million as of September 30, 2008, an increase of 8.0% over September 30, 2007. The Bank’s total deposits were $365.2 million on September 30, 2008, which is a decrease of $20.9 million, or 5.4% less than September 30, 2007. Certificate of deposit balances decreased by $30.3 million during the twelve month period ending September 30, 2008, while core deposits increased by $13.7 million during the same period.

“Given the recent turmoil that has plagued the financial sector, we continue to monitor the performance of our loan portfolio and to augment our reserves. We are not overjoyed with the decrease in net income compared to last year; however, we believe that we have identified the problem loans in our portfolio and have reserved adequately for potential losses,” stated Ron Martin, CEO. “Loan growth for the year has been strong and this will fuel the profits needed to ensure stability during this economic downturn. Loan production for the nine months ending September 30, 2008 was $116 million of new and renewed loans which is a 24% increase over loan production for the same period in

2007. Quality loans still exist in the marketplace today and there are still banks that adhere to strict credit quality who are still willing to lend to solid borrowers,” Martin concluded.

President Chris Courtney continued, “We have seen strong year-over-year growth in net interest income, which can be attributed to solid loan growth and deliberate efforts to increase low-cost core deposits through calling efforts focused on full relationships and a willingness to allow single service accounts to run-off. Due to deposit mix improvements, our year-to-date net interest margin has increased to 4.71%, a 17 basis point increase over the 4.54% for the same period last year, despite a 325 basis point decrease in interest rates by the Fed.”

The third quarter is marked by continued improvement in credit trends. Non-performing loans to total assets are 1.33%, or $6.54 million, down from 2.16%, or $9.81 million, at December 31, 2007. OREO at September 30, 2008 was $4.36 million, or 0.89% of total assets, consisting of three loans. Non-accrual loans are $2.18 million, or 0.44% of total assets. All OREO property has been written down to current appraised values and non-accrual loans have been reviewed by management for reserve adequacy in light of current market values. The bank’s common equity has grown to $44.2 million and the bank remains well capitalized by regulatory standards.

The bank continues to bolster loan loss reserves, in recognition of the weak economic climate. The September 30th provision stands at 1.12% up from 1.08% last quarter. Management remains confident in its underwriting practices and in the adequacy of its loss methodology, but given the current economic outlook, is poised to further provision if positive trends in non-performing loans reverse.

Established in 1991, Oak Valley Community Bank offers a variety of loan and deposit products dedicated to serving the needs of individuals and small businesses. The Bank currently operates through 12 conveniently located branches: Oakdale, Escalon, Sonora, Turlock, Stockton, Patterson, Ripon, two branches in Modesto, and three branches in their Eastern Sierra Division, which include Bridgeport, Mammoth Lakes and Bishop.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Oak Valley Community Bank

Statement of Condition (unaudited)

Profitability

	3rd	2nd	1st	4th	3rd
($ in thousands,	Quarter	Quarter	Quarter	Quarter	Quarter
except per share)	2008	2008	2008	2007	2007
Selected Quarterly Operating Data:
Net interest income	$5,292	$5,081	$4,809	$4,792	$4,859
Provision for loan losses	602	440	145	120	145
Non-interest income	634	672	614	562	506
Non-interest expense	4,535	4,562	4,057	3,897	3,582
Income before income taxes	789	751	1,221	1,337	1,638
Provision for income taxes	240	198	445	387	668
Net income	549	553	776	950	969
Earnings per common share - basic	0.07	0.07	0.10	0.12	0.13
Earnings per common share - diluted	0.07	0.07	0.10	0.12	0.13
Dividends declared per common share (1)	0.05	—	—	—	0.19
Return on average common equity (2)	4.91%	5.01%	7.16%	8.93%	9.34%
Return on average assets	0.45%	0.47%	0.68%	0.83%	0.87%
Net interest margin (3)	4.76%	4.77%	4.60%	4.50%	4.67%
Efficiency Ratio (3)	76.03%	78.04%	73.70%	72.00%	66.02%

Capital - Period End
Book value per share (2)	$5.77	$5.71	$5.70	$5.57	$5.41

Credit Quality - Period End
Nonperforming assets/assets	1.33%	1.35%	1.60%	2.16%	0.27%
Loan loss reserve/loans (4)	1.12%	1.08%	1.09%	1.16%	1.23%

Period End Balance Sheet
($ in thousands)
Total assets	$490,111	$476,094	$463,044	$454,259	$453,738
Gross Loans	416,664	400,537	387,647	387,809	385,901
Nonperforming assets	6,538	6,435	7,395	9,808	1,216
Allowance for credit losses (4)	4,650	4,321	4,225	4,507	4,757
Deposits	365,230	358,159	362,760	377,348	386,158
Common Equity (2)	44,151	43,735	43,302	42,361	41,184
Non-Financial Data
Full-time equivalent staff	119	128	130	125	119
Number of banking offices, domestic and foreign	12	12	12	12	12
Common Shares outstanding
Period end (2)	7,658,252	7,658,252	7,611,377	7,607,780	7,606,068
Period average - basic (2)	7,658,252	7,641,534	7,610,039	7,606,506	7,567,719
Period average - diluted (2)	7,743,091	7,697,681	7,696,308	7,727,570	7,717,768
Market Ratios
Stock Price	$6.30	$7.00	$8.49	$8.25	$9.94
Price/Earnings	22.14	24.12	20.69	16.64	19.56
Price/Book (2)	1.09	1.23	1.49	1.48	1.84

Profitability

	YEAR TO DATE
($ in thousands, except per share)	9/30/2008	9/30/2007
Selected Quarterly Operating Data:
Net interest income	$15,181	$14,114
Provision for loan losses	1,187	435
Non-interest income	1,920	1,598
Non-interest expense	13,153	10,354
Income before income taxes	2,761	4,923
Provision for income taxes	883	1,948
Net income	1,878	2,974
Earnings per common share - basic	0.25	0.41
Earnings per common share - diluted	0.24	0.40
Dividends declared per common share (1)	0.05	0.19
Return on average common equity (2)	5.71%	10.56%
Return on average assets	0.53%	0.90%
Net interest margin (3)	4.71%	4.54%
Efficiency Ratio (3)	75.95%	65.10%

Capital - Period End
Book value per share (2)	$5.77	$5.41

Credit Quality - Period End
Nonperforming assets/assets	1.33%	0.27%
Loan loss reserve/loans (4)	1.12%	1.23%

Period End Balance Sheet
($ in thousands)
Total assets	$490,111	$453,738
Gross Loans	416,664	385,901
Nonperforming assets	6,538	1,216
Allowance for credit losses (4)	4,650	4,757
Deposits	365,230	386,158
Common Equity (2)	44,151	41,184
Non-Financial Data
Full-time equivalent staff	119	119
Number of banking offices, domestic and foreign	12	12
Common Shares outstanding
Period end (2)	7,658,252	7,606,068
Period average - basic (2)	7,636,687	7,283,187
Period average - diluted (2)	7,737,050	7,443,004
Market Ratios
Stock Price	$6.30	$9.94
Price/Earnings	19.23	18.20
Price/Book (2)	1.09	1.84

(1)	Cash dividend of $382,943 and $1,444,697 paid in August 2008 and 2007, respectively.
(2)

Includes 256,142 shares issued on June 15, 2007 for the Rights Subscription stock offering and 200,289 shares issued on July 16, 2007 for the remaining shares stock offering, totaling $5,020,739 in additional capital.

(3)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(4)	Adjusted for Allowance for Off-Balance Sheet Credit Exposure.